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                                                                     Exhibit 2.2

                                ESCROW AGREEMENT

     This Escrow Agreement (this "Escrow Agreement") is made and entered into as of March 4, 2003, by and among (i) Itron, Inc., a Washington corporation ("Itron"); (ii) JMI Equity Fund III, L.P. as the Stockholders' Representative (the "Stockholders' Representative"); (iii) the stockholders of Silicon Energy Corp., a Delaware company (the "Company"), listed on Schedule A hereto, as such Schedule A shall be updated as of the Closing Date, as that term is defined below (such stockholders collectively, the "Company Stockholders") by and through the Stockholders' Representative and (iv) Mellon Investor Services LLC, a New Jersey limited liability company, as escrow agent of the Escrowed Property (as defined below) (the "Escrow Agent").

                                    RECITALS

     A. The Company, Shadow Combination, Inc., a Delaware Corporation, (the "Combination Company") and Itron have entered into an Agreement and Plan of Merger, dated as of January 18, 2003 (the "Merger Agreement") setting forth certain terms and conditions pursuant to which the Combination Company is being merged with and into the Company (the "Merger").

     B. Pursuant to Section 3.1(b) of the Merger Agreement, shares of Company capital stock will be converted into cash at the Effective Time of the Merger (as such term is defined in the Merger Agreement).

     C. The parties to the Merger Agreement have agreed to establish an escrow account (the "Escrow Account") and to authorize Itron to deliver to the Escrow Agent for deposit into the Escrow Account the aggregate amount of up to Seven Million One Hundred Twenty Thousand Dollars ($7,120,000.00) (the "Escrowed Cash").

     D. Itron, the Stockholders' Representative and the Company Stockholders desire to appoint Mellon Investor Services LLC to act as Escrow Agent for the Escrowed Cash and any other funds or cash deposited or held in the Escrow Account from time to time in accordance with this Escrow Agreement, including without limitation any interest, income or earnings thereon (collectively the "Escrowed Property").

     NOW THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained in this Escrow Agreement, the parties agree as follows:

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                                    AGREEMENT

1.   ESTABLISHMENT OF ESCROW.

     1.1       Deposits of Cash on Behalf of the Company Stockholders

     On the date hereof, Itron hereby agrees to deliver the Escrowed Cash to the Escrow Agent for deposit in the Escrow Account.

     1.2       Treatment of Escrowed Cash and other Escrowed Property

               1.2.1 Upon receipt of the Escrowed Cash, the Escrow Agent shall promptly deposit the Escrowed Cash into the Escrow Account.

               1.2.2 So long as the Escrow Agent is holding the Escrowed Cash or any other Escrowed Property in the Escrow Account in accordance with this Escrow Agreement, the Escrow Agent is hereby instructed to invest such Escrowed Cash and any other Escrowed Property in Class B Shares of the Dreyfus General Money Market Fund. All income and earnings from the investment of the Escrowed Property shall be credited to, and become a part of, the Escrow Account and/or the Escrowed Property, and any losses on any such investments shall be debited to the Escrow Account and/or the Escrowed Property. The Escrow Agent shall have no duty, responsibility or obligation to invest any part of the Escrow Account and/or the Escrowed Property held in the Escrow Account other than in accordance with this Section 1.2.2. The Escrow Agent shall have no liability or responsibility for any investment losses, including without limitation any market loss on any investment liquidated (whether at or prior to maturity) in order to make a distribution or other payment required under this Escrow Agreement. The Escrow Agent may, in making or disposing of any investment permitted by this Escrow Agreement, deal with itself, in its individual capacity, or any of its affiliates, whether or not it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

     1.3       Delivery to the Escrow Agent; Release by the Escrow Agent

     The Escrow Agent is hereby appointed, and hereby agrees, to act as the Escrow Agent hereunder upon the express terms and conditions set forth herein, and to accept the Escrowed Cash and any other Escrowed Property, deposit the Escrowed Cash and any other Escrowed Property in the Escrow Account, release the Escrowed Cash and any other Escrowed Property from the Escrow Account pursuant to the express terms and conditions of this Escrow Agreement and otherwise perform the duties of the Escrow Agent expressly set

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forth in this Escrow Agreement. The Escrow Agent shall hold and safeguard the
Escrowed Cash and any other Escrowed Property deposited or held from time to time in the Escrow Account during the term of this Escrow Agreement.

     1.4       Power to Transfer Escrowed Property

     The Escrow Agent is hereby granted the power to effect any transfer of the Escrowed Cash and any other Escrowed Property from the Escrow Account as provided in this Escrow Agreement.

2.   DISBURSEMENT FROM ESCROW ACCOUNT

     2.1 The Escrow Agent shall make disbursements from the Escrow Account as follows:

     (i) If from time to time on or before March 4, 2005 (the "Escrow Termination Date"), the Escrow Agent receives joint written instructions from an Appropriate Officer of Itron and the Stockholders' Representative instructing the Escrow Agent to distribute the Escrowed Property or any part thereof (including, without limitation, income or earnings thereon), and specifically setting forth the exact amount of Escrowed Property to be distributed, the identity of the person or entity to which a distribution is to be made, and the manner for which the distribution is to be made, then the Escrow Agent shall forthwith transfer from the Escrow Account and distribute the Escrowed Property or such part thereof in accordance with such joint written instructions, to the extent such Escrowed Property is available in the Escrow Account. For purposes of this Escrow Agreement an "Appropriate Officer" of Itron shall include LeRoy Nosbaum, Chief Executive Officer, David Remington, Vice President and Chief Financial Officer, and Russell Fairbanks, Vice President and General Counsel, or any such other officers as may be appointed by the Itron Board of Directors, written notice of which shall be promptly provided by Itron to the Escrow Agent and the Stockholders' Representative.

     (ii) Any dispute between Itron and the Stockholders' Representative under this Escrow Agreement shall be submitted to final and binding arbitration. Arbitration or mediation shall be the sole and exclusive remedy of Itron and the Stockholders' Representative for any dispute between Itron and the Stockholders' Representative arising out of this Escrow Agreement and the Escrow Agent is hereby authorized and instructed to comply with any written judgment, order, ruling or decision of such arbitration (including, but not limited to, distributing the Escrowed Property in accordance therewith). Unless otherwise agreed to in writing by an Appropriate Officer of Itron and the Stockholders' Representative, such arbitration shall be conducted under the same procedures specified in Section 10.3(b) of the Merger

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Agreement, provided, however, that the Escrow Agent shall have no duty or obligation to inquire or investigate whether such arbitration was conducted under the procedures specified in the Merger Agreement.

     (iii) Promptly after the Escrow Termination Date and receipt by the Escrow Agent of written instructions from the Stockholders' Representative; (which instructions shall set forth the amounts and identity of the persons or entities to which a distribution is to be made and the manner for which such distribution is to be made), the Escrow Agent shall distribute any and all of the Escrowed Cash and other Escrowed Property which remains in the Escrow Account and which had not previously been disbursed pursuant to Section 2.1(i) or 2.1(ii), pursuant to the written instruction of the Stockholders' Representative; provided, however, that if either an Appropriate Officer of Itron or the Stockholders' Representative provide the Escrow Agent with written notice of a dispute between Itron and the Stockholders' Representative under this Escrow Agreement, and the Escrow Agent receives such notice prior to the Escrow Termination Date, the Escrow Agent is hereby instructed to continue to hold the Escrowed Cash and other Escrowed Property in the Escrow Account under this Escrow Agreement until the Escrow Agent receives written instructions or a written judgment, order, ruling or decision of an arbitrator to disburse such Escrowed Cash and other Escrowed Property as contemplated by Section 2.1(i) or 2.1(ii) hereof.

     2.2 The Escrow Agent shall disburse the Escrowed Property only in accordance with this Section 2.

     2.3 The transfer of any of the Escrowed Cash and other Escrowed Property by the Escrow Agent from the Escrow Account to any party pursuant to this Section 2 shall be made by such means as shall be set forth in the written instructions or judgment, order, ruling or decision, as the case may be, and which are satisfactory to the Escrow Agent.

3.   ESCROW AGENT

     3.1       Duties

     The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall have no duties, responsibilities or obligations as the Escrow Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Escrow Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. The Escrow Agent shall not have any responsibility as to the accuracy of, and shall incur no liability with respect to, any statement, representation, warranty, agreement, or

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covenant made by any party hereto. Without limiting the foregoing, the Escrow
Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Escrow Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Escrow Agreement. With respect to the Escrowed Property and the Escrow Agent's duties and obligations hereunder, the Escrow Agent is hereby authorized and instructed to comply with any written orders, judgments, or decrees of any court or arbitrator, with or without jurisdiction, and shall not be liable as a result of its compliance with the same.

     3.2       Advice; Instructions

     The Escrow Agent may consult with and obtain advice from counsel (who may be counsel to a party hereto or an employee of the Escrow Agent) and shall be fully protected in taking, suffering or omitting to take any action in reliance on said advice; the Escrow Agent may rely absolutely upon the joint instruction of Itron and the Stockholders' Representative and shall be fully protected in taking, suffering or omitting to take any action in reliance on such joint instruction; the Escrow Agent shall be fully protected in acting upon any written notice, instruction, direction, request or other communication, paper or document which the Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content thereof.

     3.3       Signatures

     The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party (including arbitrator(s) hereunder) upon any instruction, notice, release, receipt, or other document delivered to it pursuant to this Escrow Agreement and shall incur no liability acting in reliance thereon.

     3.4       Receipts

     The Escrow Agent may, as a condition to the disposition of the Escrowed Property as provided herein, require from the recipient a receipt therefor.

     3.5       Refrain from Action

     The Escrow Agent may (but shall not be obligated to) refrain from taking any action contemplated by this Escrow Agreement in the event it becomes aware of any

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dispute between any of the Company, the Company Stockholders, the Stockholders'
Representative or Itron as to any material facts or as to the happening of any event precedent to such action.

     3.6       Interpleader

     If any dispute or controversy arises between Itron and the Stockholders' Representative or with any third person, the Escrow Agent shall not be required to determine the same or to take any action until such dispute or controversy is resolved pursuant to this Escrow Agreement, but the Escrow Agent in its sole discretion may (but shall not be obligated to) institute an interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following either course, the Escrow Agent shall not be liable to any person or entity.

     3.7       Tax Issues

     The parties acknowledge that the Escrow Agent does not have any interest in the Escrowed Cash, the Escrowed Property or the Escrow Account, but is serving only as escrow holder hereunder. Without limiting the foregoing, Itron, each of the Stockholders' Representative, the Company and each of the Company Stockholders shall be responsible for any respective taxes relating to the Escrowed Cash, the Escrowed Property, the Escrow Account and funds on deposit therein and the income and earnings thereon as provided herein. Any disbursements of the Escrowed Cash, the Escrowed Property or payments from the Escrow Account shall be subject to applicable information reporting and withholding taxes under the United States Federal Income Tax Code and applicable provisions of state, local, or foreign tax laws, and Itron shall provide written instructions, executed by an Appropriate Officer of Itron to the Escrow Agent regarding the deduction and withholding of applicable federal, state and local taxes from any payments from the Escrow Account and the reporting thereof. For the period prior to the Escrow Agent's delivery of all of the Escrowed Property pursuant to Section 2, the Escrow Agent shall report all income and earnings from the investment of the Escrowed Cash, and the other Escrowed Property held by the Escrow Agent in the Escrow Account, as income of Itron for income tax purposes. Notwithstanding anything to the contrary contained herein, each person or entity entitled to receive a disbursement from the Escrow Account hereunder shall provide the Escrow Agent with a properly completed W-9 IRS tax form (or such other forms for tax certifications, as requested by the Escrow Agent or its agents) prior to the Escrow Agent making any such disbursement. This Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

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     3.8       Miscellaneous

The Escrow Agent:

     (i) shall act hereunder as an escrow agent only and shall not be responsible or liable in any matter whatever for the sufficiency, collection, correctness, genuineness or validity of any revenues, cash, payments, securities, property, funds, investments, income, earnings or other amounts deposited with or held by it or for the identity, authority or rights of any person or entity executing and delivering or purporting to execute or deliver any thereof to the Escrow Agent;

     (ii) shall not be liable for any error of judgment or for any action taken, suffered or omitted to be taken except in the case of its own gross negligence or bad faith, as such gross negligence or bad faith is determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, in no event shall the Escrow Agent be (A) liable for acting in accordance with a notice, instruction, direction, request or other communication, paper or document from Itron or the Stockholders' Representative or (B) liable or responsible for special, punitive, indirect, consequential or incidental loss or damages of any kind whatsoever to any person or entity (including without limitation lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage. Any liability of the Escrow Agent under this Escrow Agreement will be limited to the amount of fees paid to the Escrow Agent, provided, however, that if it is determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction that the Escrow Agent acted with bad faith or willful misconduct, any liability of the Escrow Agent resulting therefrom shall be limited to the amount of the Escrowed Property;

     (iii) may execute or perform any duty, responsibility or obligation hereunder either directly or through agents, attorneys, accountants or other experts, and the Escrow Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agent, attorneys, accountants or other experts of for any loss to any of the Company, Combination Company, Company Stockholders, the Stockholders' Representative or any other person or entity, or any other party hereto or affiliate thereof resulting from any such act, default, neglect or misconduct;

     (iv) may engage or be interested in any financial or other transaction with the Company, Combination Company, Company Stockholders, the Stockholders' Representative or any other person or entity or any other party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body

                                       -7-

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of holders of obligations of such party or affiliate, as freely as if it were not the Escrow Agent hereunder;

     (v) shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it;

     (vi) shall not take instructions or directions except those given in accordance with this Escrow Agreement;

     (vii) shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication); and

     (viii) shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distributions, income, interest or earnings thereon.

     3.9       Ambiguity or Uncertainty

     In the event the Escrow Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, the Escrow Agent shall promptly provide written notice of such ambiguity or uncertainty to the parties hereto and the Escrow Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Itron, the Stockholders' Representative, the Company, the Company Stockholders or any other person or entity for refraining from taking such action, unless the Escrow Agent receives written instructions signed by an Appropriate Officer of Itron and the Stockholders' Representative which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent.

4.   WAIVER AND INDEMNIFICATION

     Itron, the Stockholders' Representative, and the Company Stockholders agree to and hereby do waive any suit, claim, demand, or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand, or cause of action is based upon the gross negligence or bad faith

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of the Escrow Agent, as such gross negligence or bad faith is determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. Itron and the Company Stockholders further agree to jointly and severally, indemnify, defend, protect, save and keep harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively the "Indemnitees"), from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively "Losses"), that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to or arising out of the execution, delivery or performance of this Escrow Agreement, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, the establishment of the Escrow Account, the acceptance or administration of the Escrowed Cash and any other Escrowed Property and any payment, transfer or other application of the Escrowed Cash, any other Escrowed Property or other funds pursuant to this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved and kept harmless to the extent such Loss was proximately caused by its own gross negligence or bad faith, as such gross negligence or bad faith is determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. Notwithstanding the foregoing, the obligation of GE Capital Equity Investments, Inc. to indemnify any Indemnities pursuant to this Section 4 shall not in any case exceed, in the aggregate, an amount equal to twice GE Capital Equity Investments, Inc.'s pro rata share of the Escrowed Cash. The Escrow Agent agrees to give prompt notice to the parties hereto of any filed claim that could give rise to an obligation to indemnify the Escrow Agent or any Indemnitee hereunder upon the Escrow Agent's actual knowledge thereof, provided, however, that the failure to give such notice shall in no way limit the indemnification of Escrow Agent or any Indemnitee hereunder. The obligations contained in this
Section 4 shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent. Notwithstanding the foregoing, as between Itron and the Company Stockholders, the liability of each Company Stockholder pursuant to this Section shall be limited to the interest of such Company Stockholder in any remaining Escrowed Property.

5.   RESIGNATION OR REMOVAL OF THE ESCROW AGENT; SUCCESSOR

     5.1       Resignation and Removal.

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               5.1.1  Notice

               (a) The Escrow Agent or any successor Escrow Agent may resign and be discharged from its duties under this Escrow Agreement upon thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent or any successor Escrow Agent may be discharged and removed from its duties under this Escrow Agreement following thirty (30) days' prior written notice to the Escrow Agent from the Stockholders' Representative and an Appropriate Officer of Itron. In either event, the duties of the Escrow Agent shall terminate thirty
(30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Escrowed Cash and other Escrowed Property then in the Escrow Account to a successor Escrow Agent or any other person or entity pursuant to joint written instructions from the Stockholders' Representative and an Appropriate Officer of Itron or pursuant to a court of competent jurisdiction as set forth in Section 5.1.2.

               (b) Any person or entity into which the Escrow Agent may be merged or converted or with which the Escrow Agent may be consolidated, or any person or entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any person or entity to which substantially all the stock transfer or shareholder services business of the Escrow Agent may be transferred, shall automatically be the Escrow Agent under this Escrow Agreement without any further act.

               5.1.2  Court Appointment

               If the parties hereto are unable to agree upon a successor Escrow Agent or shall have failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment or determination of other appropriate relief shall be binding upon all of the parties hereto.

     5.2       Successors

     Except as provided in Section 5.1.1(b) or for successor Escrow Agents or other appropriate relief appointed and/or determined pursuant to Section 5.1.2, as the case may be, every successor Escrow Agent appointed hereunder shall execute, acknowledge, and deliver to its predecessor Escrow Agent, and also to the Stockholders' Representative and Itron, an instrument in writing accepting such appointment hereunder, and thereupon such successor Escrow Agent, without any

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further act, shall become fully vested with all the rights, duties, responsibilities, and obligations of its predecessor Escrow Agent; but such predecessor Escrow Agent shall, nevertheless, on the written request of its successor Escrow Agent or any of the parties hereto, deliver all property, securities, and monies held by it pursuant to this Escrow Agreement to its successor Escrow Agent. Should any instrument be required by any successor Escrow Agent for more fully vesting in such successor Escrow Agent the rights, duties, responsibilities, and obligations hereby vested or intended to be vested in the predecessor Escrow Agent, any and all such reasonable instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged, and delivered by the predecessor Escrow Agent at the expense of Itron.

6.   FEE

     (a) Itron hereby agrees to pay the Escrow Agent as billed for services hereunder in accordance with the fee schedule attached hereto as Schedule B (the "Fee Schedule") and for all its reasonable out-of-pocket costs and expenses (including without limitation reasonable fees and disbursements of counsel) in connection with the preparation, negotiation, amendment, modification, waiver, execution, delivery, performance or enforcement of this Escrow Agreement. The obligations contained in this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

     (b) In the event that the Escrow Agent is made a party to litigation with respect to the Escrowed Cash or any other Escrowed Property, or the Escrow Agent brings an action in interpleader, or in the event that the conditions to this Escrow Agreement are not promptly fulfilled, or the Escrow Agent is required to render any service not provided for in the Fee Schedule, or there is any assignment of the interests of this Escrow Agreement or any modification hereof, the Escrow Agent shall be entitled to reasonable compensation for such services and reimbursement for all fees, costs, liability, and expenses, including reasonable attorneys' fees in addition to that which is scheduled on the Fee Schedule. Notwithstanding the foregoing, the Escrow Agent shall not be entitled to attorneys' fees in litigation between the parties under this Escrow Agreement if it is determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction that the Escrow Agent acted with bad faith or gross negligence and therefore either (i) is not entitled to indemnification under this Escrow Agreement, or (ii) is liable for damages under this Escrow Agreement.

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7.   STOCKHOLDERS' REPRESENTATIVE

     To the extent that the Stockholders' Representative is replaced, an Appropriate Officer of Itron and the Stockholders' Representative shall promptly provide written notice to the Escrow Agent of the successor Stockholders' Representative(s). Each successor Stockholders' Representative shall execute, acknowledge, and deliver to the parties hereto an instrument in writing accepting the responsibilities of a Stockholders' Representative hereunder, and thereupon such successor Stockholders' Representative, without any further act, shall become fully vested with all the duties, responsibilities, and obligations of his or her predecessor Stockholders' Representative. Itron and the Stockholders' Representative agree that, as between such parties, a Stockholders' Representative shall only be replaced in accordance with the provisions of Section 10.7 of the Merger Agreement, provided, however, that the Escrow Agent shall have no duty or obligation to inquire or investigate as to whether such replacement was effected under the procedures specified under
Section 10.7 of the Merger Agreement and the Escrow Agent will not be deemed to have knowledge of such replacement unless and until it shall have received actual written notice thereof from an Appropriate Officer of Itron and the Stockholders' Representative.

8.   REPRESENTATIONS

     Itron represents and warrants that it is a corporation duly organized, validly existing in good standing under its respective jurisdiction of organization. Itron and the Stockholders' Representative each represents and warrants, as to itself, that (i) it has all requisite power and authority to execute, deliver and perform its obligations under the Merger Agreement (in the case of Itron) and this Escrow Agreement, (ii) each of the Merger Agreement (in the case of Itron) and this Escrow Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, binding and enforceable obligation and (iii) the execution, delivery and performance by it of the Merger Agreement (in the case of Itron) and this Escrow Agreement do not and will not violate or require consent under any of its organizational documents, any law, statute, rule, regulation or ordinance or contract, agreement, instrument, indenture or other undertaking to which it is a party or by which it or its property may be bound. The Stockholders' Representative further represents and warrants that it has the irrevocable right, power and authority to act on behalf of and bind all of the Company Stockholders, to give and receive notices, instructions, directions, requests or other communications hereunder and to make determinations that may be necessary or appropriate under this Escrow Agreement.

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9.   TERMINATION

     Except as provided in Sections 3.7, 4 and 6, this Escrow Agreement shall terminate following Escrow Agent's delivery of all of the Escrowed Property pursuant to Section 2.

10.  MISCELLANEOUS PROVISIONS

     10.1      Parties in Interest

     Except as expressly provided in Section 4, this Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights, remedies, interests or claims on any person or entity not a party hereto. This Escrow Agreement and all rights and obligations hereunder in and to the Escrowed Cash and the other Escrowed Property and the Escrow Account and any and all written instruments evidencing investments made from the funds held in the Escrow Account shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     10.2      Entire Escrow Agreement

     This Escrow Agreement, including the schedules delivered pursuant to this Escrow Agreement, constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

     10.3      Notices

     All notices, requests, instructions, demands, or other communications which are required or may be given pursuant to the terms of this Escrow Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand; (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the first day after such notice is sent by a nationally recognized overnight express courier for next-day delivery; or (iv) if by facsimile, upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

If to the Stockholders' Representative:     JMI Equity Fund III, L.P.
                                            12680 High Bluff Drive
                                            Suite 200
                                            San Diego, CA 92130

                                            Attn: Peter Arrowsmith
                                            Telephone: 858-259-2500
                                            Facsimile: 858-259-4843

If to Itron:                                Itron, Inc.
                                            2818 N. Sullivan Road
                                            Spokane, WA 99216
                                            Attn: CFO
                                            Telephone: (509) 891-3488
                                            Facsimile: (509) 891-3334

With a copy to:                             Perkins Coie LLP
                                            1201 Third Avenue, Suite 4800
                                            Seattle, WA  98101-3099
                                            Attention: Andrew Bor
                                            Telephone: (206) 583-8888
                                            Facsimile: (206) 583-8500

If to The Escrow Agent:                     Mellon Investor Services LLC
                                            85 Challenger Road
                                            Ridgefield Park, NJ  07660
                                            Attention: Joe Carraturo
                                            Telephone: (201) 296-4971
                                            Facsimile: (201) 296-4774

     10.4      Amendments, Modifications, Waivers

     No amendment, modification or waiver of any provision of this Escrow Agreement, nor any consent to any departure therefrom, by any party hereto shall be valid or effective for any purpose unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to, or demand on, any party for any purpose not specifically required of another hereunder shall not entitle the first party to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

     10.5      Conflicts and Severability

     With respect to the rights, duties and obligations of the Escrow Agent hereunder, in the event of any conflict between the terms and provisions of this Escrow Agreement and those of the Merger Agreement, the terms and conditions of this Escrow Agreement shall control. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written.

     10.6      Counterparts

     This Escrow Agreement may be executed by facsimile or in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of an Escrow Agreement - Signature Page in the form annexed to this Escrow Agreement by any party hereto who has been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.

     10.7      Headings

     The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

     10.8      Governing Law

     This Escrow Agreement and all amendments, modifications and waivers thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto irrevocably waives the right to trial by jury in any action, suit or proceeding relating to or arising under this Escrow Agreement.

     10.9      Cumulative Remedies

     The rights and remedies of the Escrow Agent set forth in this Escrow Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.

                     [remainder of page intentionally blank]

                        ESCROW AGREEMENT - SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                 Itron, Inc.

                                 By: /s/ David Remington
                                    --------------------------------------------
                                    Name: David Remington
                                    Title: CFO

                                 JMI Equity Fund III, L.P.

                                 By: /s/ Peter C. Arrowsmith
                                    --------------------------------------------
                                    Name: Peter C. Arrowsmith
                                    Title: Partner

                                 Mellon Investor Services LLC,
                                 as Escrow Agent

                                 By: /s/ Lisa Scolaro
                                    --------------------------------------------
                                    Name: Lisa Scolaro
                                    Title: Event Manager

                                 Stockholders of Silicon Energy Corp., listed on Schedule A

                                 By: /s/ Peter C. Arrowsmith
                                    --------------------------------------------
                                    Title:  Stockholder Representative

                                   SCHEDULE A
                              COMPANY STOCKHOLDERS

                                   SCHEDULE B
                               ESCROW AGENT'S FEES

                                      -18-